SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

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                                               Commission Only
{X}  Definitive Proxy Statement               (as permitted by Rule 14a-6(e)(2))

{ }  Definitive Additional Materials

{ }  Soliciting Material Under Rule 14a-12


                    Windsor Woodmont Black Hawk Resort Corp.
                 ----------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                 Not Applicable
     ----------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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

                    WINDSOR WOODMONT BLACK HAWK RESORT CORP.

                                    NOTICE OF
                         ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 8, 2001


     Notice is hereby given that an Annual Meeting of the Shareholders of Windsor Woodmont Black Hawk Resort Corp., a Colorado corporation, will be held at 9:30 a.m., local time, on May 8, 2001, at the Isle of Capri Casino, Executive Board Room, 8th Floor, Black Hawk, Colorado, and any adjournments or postponements thereof for the following purposes:

     1. To elect the following six (6) persons to serve as directors of the company until the next Annual Meeting of Shareholders and thereafter until their successors shall have been elected and qualified: Daniel
          P. Robinowitz; Irving C. Deal; Donald J. Malouf; Jerry L. Dauderman; Craig F. Sullivan; and Jess Ravich; and

     2. To ratify the selection of Arthur Andersen LLP as the independent public accountants of the company for the fiscal year ending December 31, 2001; and

     3. To consider and act upon such other business as may properly come before the meeting or any adjournments thereof.

     Only shareholders of record at the close of business on April 13, 2001 (the "record date"), shall be entitled to notice of and to vote at the meeting or any adjournments thereof. All shareholders are cordially invited to attend the meeting in person.

April 24, 2001                               By Order of the Board of Directors


                                             /s/ Daniel P. Robinowitz
                                             ------------------------
                                             Daniel P. Robinowitz, President






IF YOU DO NOT EXPECT TO BE PRESENT AT THE MEETING AND WISH YOUR SHARES OF COMMON STOCK TO BE VOTED, YOU ARE REQUESTED TO SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY WHICH IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. A RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THAT PURPOSE.

                    WINDSOR WOODMONT BLACK HAWK RESORT CORP.
                       12160 North Abrams Road, Suite 516
                               Dallas, Texas 75243

                                 PROXY STATEMENT
                              DATED APRIL 24, 2001

                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD ON MAY 8, 2001


                                     GENERAL

     This Proxy Statement is being furnished to the shareholders of Windsor Woodmont Black Hawk Resort Corp., a Colorado corporation, in connection with the solicitation of proxies by our board of directors from holders of outstanding shares of our common stock, $0.01 par value, for use at the Annual Meeting of Shareholders to be held at 9:30 a.m., local time, on May 8, 2001, at the Isle of Capri Casino, Executive Board Room, 8th Floor, Black Hawk, Colorado, and any adjournments or postponements of the annual meeting. This Proxy Statement, Notice of Annual Meeting of Shareholders and the accompanying Proxy Card are first being mailed to shareholders on or about April 24, 2001.

                       VOTING SECURITIES AND VOTE REQUIRED

     Only shareholders of record at the close of business on April 13, 2001 (the "record date"), are entitled to notice of and to vote the shares of common stock of the company held by them on such date at the meeting or any and all adjournments of the meeting. As of the record date, 1,000,000 shares of common stock were outstanding. There was no other class of voting securities outstanding at that date.

     Each share of common stock held by a shareholder entitles such shareholder to one vote on each matter that is voted upon at the annual meeting or any adjournments of the annual meeting.

     The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of common stock is necessary to constitute a quorum at the meeting. Assuming that a quorum is present, the affirmative vote of the holders of a majority of the shares of common stock represented at the meeting in person or by proxy and entitled to vote will be required to approve each proposal to be considered at the meeting and to adopt the resolutions of the shareholders corresponding to each proposal.

     Abstentions and broker "non-votes" will be counted toward determining the presence of a quorum for the transaction of business; however, abstentions will have the effect of a negative vote on the proposals being submitted. Abstentions may be specified on all proposals. A broker "non-vote" will have no effect on the outcome of any of the proposals.

     If the accompanying proxy is properly signed and returned to the company and not revoked, it will be voted on in accordance with the instructions contained therein. Unless contrary instructions are given, the persons designated as proxy holders in the accompanying proxy will vote "FOR" each of the proposals to be considered by the shareholders at the meeting or, if no such recommendation is given, in their own discretion. The company's executive officers and directors have advised the company that they intend to vote their shares (including those shares over which they hold voting power), representing approximately 49.1% of the outstanding shares of common stock, in favor of each of the proposals listed. Each proxy granted by a shareholder may be revoked by such shareholder at any time thereafter by writing to the Secretary of the company prior to the meeting, or by execution and delivery of a subsequent proxy or by attendance and voting in person at the meeting, except as to any matters upon which, prior to such revocation, a vote shall have been cast pursuant to the authority conferred by such proxy.

     The cost of soliciting these proxies, consisting of the printing, handling and mailing of the proxy and related material, and the actual expense incurred by brokerage houses, custodians, nominees and fiduciaries in forwarding the proxy materials to the beneficial owners of the shares of common stock, will be paid by the company.

     In order that there is a quorum, it may be necessary for certain officers, directors, regular employees and other representatives of the company to solicit proxies by telephone or telegraph or in person. These persons will receive no extra compensation for their services.

                          OWNERSHIP OF OUR COMMON STOCK

     The following table sets forth information regarding the beneficial ownership of our common stock as of March 31, 2000 by each person known by us to be the beneficial owner of more than 5% of our common stock, by each of our directors and executive officers and by all of our executive officers and directors as a group. Except as indicated in the footnotes to this table and under applicable community property laws, we believe that each shareholder named in this table has sole investment and voting power with respect to the shares indicated.

                                                  Amount and Nature   Percent of
                                                    of Beneficial       Common
     Name and Address of Beneficial Owner             Ownership         Stock
     ------------------------------------             ---------         -----

     Windsor Woodmont, LLC(1)                          107,500           10.8%
     12160 North Abrams Road, Suite 516
     Dallas, TX 75243

     APR 21st Century Trust(2)                          83,290            8.3%
     12160 North Abrams Road, Suite 516
     Dallas, TX 75243

                                                  Amount and Nature   Percent of
                                                    of Beneficial       Common
     Name and Address of Beneficial Owner             Ownership         Stock
     ------------------------------------             ---------         -----

     AMR 21st Century Trust(2)                          83,290            8.3%
     12160 North Abrams Road, Suite 516
     Dallas, TX 75243

     Normandy, Inc.(3)                                  99,025            9.9%
     3811 Turtle Creek Blvd. Suite 250
     Dallas, TX 75219

     Patricia Deal(4)                                   83,602            8.4%
     c/o Normandy, Inc.
     3811 Turtle Creek Blvd. Suite 250
     Dallas, TX 75219

     Jerry L. Dauderman(5)                              83,792            8.3%
     3 Hillsborough
     Newport Beach, CA 97660

     Daniel P. Robinowitz(6)                           134,505           13.5%
     c/o Windsor Woodmont Black Hawk Resort
          Corp.
     12160 North Abrams Road, Suite 516
     Dallas, TX 75243

     Irving C. Deal(7)                                 223,525           22.2%
     c/o Normandy, Inc.
     3811 Turtle Creek Blvd. Suite 250
     Dallas, TX 75219

     Michael L. Armstrong(8)                            15,000            1.5%
     c/o Windsor Woodmont Black Hawk Resort
          Corp.
     12160 North Abrams Road, Suite 516
     Dallas, TX 75243

     Timothy G. Rose(9)                                 30,171            3.0%
     8117 Golfers Oasis
     Las Vegas, NV 89129

     Craig F. Sullivan(10)                              15,000            1.5%
     12 Islesworth Drive
     Henderson, NV 89012

                                                  Amount and Nature   Percent of
                                                    of Beneficial       Common
     Name and Address of Beneficial Owner             Ownership         Stock
     ------------------------------------             ---------         -----

     Donald J. Malouf(11)                              171,580           17.1%
     c/o Malouf Lynch Jackson and Swinson, P.C.
     600 Preston Commons East
     8115 Preston Road
     Dallas, TX 75225

     U.S. Bancorp Investments, Inc.(12)                 74,342            6.9%
     11766 Wilshire Boulevard, #870
     Los Angeles, CA  90025

     Ableco Holding LLC(13)                            152,521           13.2%
     c/o Cerberus Partners
     450 Park Avenue, 28th Floor
     New York, NY 10022

     Madeleine L.L.C.(14)                              188,509           15.9%
     c/o Cerberus Partners
     450 Park Avenue, 28th Floor
     New York, NY 10022

     Jess Ravich(15)                                    89,625            8.2%
     c/o U.S. Bancorp Investments, Inc.
     11766 Wilshire Boulevard, #870
     Los Angeles, CA 90025

     All our executive officers and directors          615,698           55.5%
      as a group

---------
(1) 15,000 of these shares are being held by Windsor Woodmont, LLC for the benefit of Michael L. Armstrong, 15,000 for the benefit of Timothy G. Rose, 10,000 for the benefit of Craig F. Sullivan and 67,500 for the benefit of eleven non-affiliated persons, all of whom hold options to acquire our common stock. These individuals may be deemed to beneficially own their respective shares since the options are immediately exercisable. Daniel P. Robinowitz and Irving C. Deal may also be deemed to beneficially own these shares since, as managers of Windsor Woodmont, LLC, they each have the power and authority to vote the shares.

(2) Donald J. Malouf is the trustee of this trust. As the trustee, Mr. Malouf has the power and authority to vote and to dispose of the shares held by this trust and, accordingly, may be deemed to be the beneficial owner of such shares. Mr. Malouf, however, disclaims beneficial ownership with respect to such shares. In addition, Daniel P. Robinowitz is the father of the beneficiary of this trust. Mr. Robinowitz also disclaims beneficial ownership with respect to these shares.

(3) Irving C. Deal may be deemed to beneficially own the shares held by Normandy, Inc. by virtue of being the Chairman of the Board and Chief Executive Officer of Normandy, Inc. Mr. Deal is the spouse of Patricia Deal. Mr. Deal disclaims beneficial ownership of the shares held by his wife.

(4) Patricia Deal is the spouse of Irving C. Deal. Ms. Deal disclaims beneficial ownership of any shares that may be deemed to be beneficially owned by her husband.

(5) These shares include 78,792 shares held by the Dauderman Living Trust, for which Mr. Dauderman serves as trustee, and 5,000 shares underlying options granted by us to Mr. Dauderman which are immediately exercisable or which will become exercisable within 60 days after the date of filing this proxy statement.

(6) These shares represent (a) the 107,500 shares held by Windsor Woodmont, LLC, which Mr. Robinowitz may be deemed to beneficially own by virtue of being a manager of Windsor Woodmont, LLC having the power and authority to vote such shares, (b) 26,693 shares held by the DPR 1992 Trust, which Mr. Robinowitz may be deemed to beneficially own by virtue of being the trustee and the beneficiary under such trust, and (c) 312 shares held by Mr. Robinowitz individually. Mr. Robinowitz disclaims beneficial ownership of the shares listed in (a), above.

(7) These shares represent (a) 12,000 shares held directly by Mr. Deal, (b) 99,025 shares owned by Normandy, Inc., which Mr. Deal may be deemed to beneficially own by virtue of being the Chairman of the Board and Chief Executive Officer of Normandy, Inc., (c) 107,500 shares owned by Windsor Woodmont, LLC, which Mr. Deal may be deemed to beneficially own by virtue of being a manager of Windsor Woodmont, LLC having shared power and authority to vote such shares and (d) 5,000 shares underlying options granted by us to Mr. Deal which are immediately exercisable or which will become exercisable within 60 days after the date of filing this proxy statement. Mr. Deal disclaims beneficial ownership of the shares listed in
     (b) and (c), above.

(8) These shares represent shares held by Windsor Woodmont, LLC for the benefit of Mr. Armstrong who holds options, granted by Windsor Woodmont, LLC, to acquire those shares. Mr. Armstrong may be deemed to beneficially own the 15,000 shares since the options are immediately exercisable.

(9) These shares include 30,171 shares held by Windsor Woodmont, LLC for the benefit of Mr. Rose. Mr. Rose may be deemed to beneficially own the 30,171 shares.

(10) These shares include 10,000 shares held by Windsor Woodmont LLC for the benefit of Mr. Sullivan who holds options, granted by Windsor Woodmont LLC, to acquire those shares and 5,000 shares underlying options granted by us to Mr. Sullivan. Mr. Sullivan may be deemed to beneficially own the 15,000 shares since the options are either immediately exercisable or will become exercisable within 60 days after the date of filing this proxy statement.

(11) These shares include 166,580 shares owned by the APR 21st Century Trust and the AMR 21st Century Trust, which Mr. Malouf may be deemed to beneficially own by virtue of being the trustee of those trusts having the power and authority to vote and to dispose of the shares, and 5,000 shares underlying options granted by us to Mr. Malouf which are either immediately exercisable or which will become exercisable within 60 days after the date of filing this proxy statement. Mr. Malouf, however, disclaims beneficial ownership with respect to the shares owned by the APR 21st Century Trust and the AMR 21st Century Trust.

(12) These shares represent shares underlying 32,013 warrants issued to U.S. Bancorp Libra, a division of U.S. Bancorp Investments, Inc., as placement agent for our unit offering, and 42,329 warrants purchased by U.S. Bancorp Investments, Inc. as part of the unit offering.

(13) These shares represent shares underlying 152,521 common stock purchase warrants contained in units purchased in the unit offering.

(14) These shares represent shares underlying 188,509 common stock purchase warrants purchased in conjunction with shares of our series B preferred stock.

(15) These shares represent 74,342 shares underlying the warrants held of record by U.S. Bancorp Investments, Inc. which Mr. Ravich may be deemed to beneficially own by virtue of his being the founder, Chairman and Chief Executive Officer of that entity, 8,569 shares underlying warrants held by The Ravich Revocable Trust of 1989 and 1,714 shares underlying warrants held by the Ravich Family Foundation, which Mr. Ravich may be deemed to beneficially own by virtue of his having the power and authority to vote and to dispose of the shares, and 5,000 shares underlying options granted by us to Mr. Ravich. All of the warrants and options are immediately exercisable or will become exercisable within 60 days after the date of filing this proxy statement.

     There are no arrangements known to the company that may at a subsequent date result in a change in control of the company.

Shareholders' Agreement

     The holders of the company's common stock as of the date of issuance of its restricted 13% First Mortgage Notes due 2005 have entered into a shareholders' agreement which provides for:

     (1) the nomination, election and removal of our directors, including one director designated by Jess Ravich, as trustee of The Ravich Revocable Trust of 1989, so long as The Ravich Revocable Trust of 1989 owns shares of our series B preferred stock,

     (2)  access to information by the shareholders,

     (3) restrictions on the transfer of shares of common stock other than certain permitted transfers, including a right of first refusal by the other shareholders and by us,

     (4) tag-along rights of the holders of our warrants with respect to proposed transfers or series of transfers aggregating at least 15% of our shares of common stock, and

     (5) drag-along rights of the shareholders to require the holders of our warrants to transfer warrant shares to the proposed purchaser of shares aggregating at least 51% of our fully-diluted shares of common stock.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

     The company's directors are elected annually to serve until the next Annual Meeting of Shareholders and thereafter until their successors shall have been elected and qualified. The number of directors presently authorized by the Articles of Incorporation of the company is not less than two (2) nor more than fifteen (15).

     Unless otherwise directed by the shareholders, the proxy holder will vote all shares represented by proxies held by them for the election of the following nominees, all of whom are now members and constitute the company's board of directors. The company is advised that all nominees have indicated their availability and willingness to serve, if elected. In the event that any nominee becomes unavailable or unable to serve as a director of the company prior to the voting, the proxy holder will vote for a substitute nominee in the exercise of his best judgment.

     All directors must be determined suitable and licensed by the Colorado authorities. We cannot assure you that any or all of the current directors will be deemed suitable for licensing. Jess Ravich, the Chairman and Chief Executive Officer of U.S. Bancorp Libra, in his capacity as trustee for The Ravich Revocable Trust of 1989, which is a holder of our series B preferred stock, has the right to designate one member of our board of directors, and has initially designated himself. The Ravich Revocable Trust of 1989 is a trust established by Jess Ravich and his wife to hold their assets. Mr. and Mrs. Ravich are the grantors and co-trustees.

             Name                  Age      Position
             ----                  ---      --------

     Daniel P. Robinowitz          61       Chairman of the Board, President and
                                            Chief Executive Officer

     Irving C. Deal                73       Vice Chairman of the Board

     Donald J. Malouf              65       Secretary and Director

     Craig F. Sullivan             54       Director

     Jerry L. Dauderman            56       Director

     Jess Ravich                   43       Director


     Daniel P. Robinowitz. Mr. Robinowitz is our President and Chief Executive Officer. Mr. Robinowitz has served as a director since our inception. Since 1980, Mr. Robinowitz has been the founder, managing partner and Chairman of the Board of Woodmont Development Co., Inc., a real estate development company. Mr. Robinowitz was an executive officer of Grand Palais Riverboat, Inc. and Hemmeter Enterprises, Inc., which were casino companies, each of which filed for corporate reorganization under the U.S. bankruptcy laws in November 1995, approximately 18 months after Mr. Robinowitz's resignation as a director and executive officer of such entities.

     Irving C. Deal. Mr. Deal is the Vice Chairman of our board of directors. Mr. Deal has served as a director since our inception. Since October 1975, Mr. Deal has been the Chief Executive Officer and Chairman of the Board of Normandy, Inc., a real estate development company, and is also the Chairman of the Board of each of Normandy Inc.'s subsidiaries. Mr. Deal received a Bachelor of Arts in Sociology, cum laude, degree from Stanford University, and served for a term of ten years from March 1985 through April 1995 on the Stanford Board of Trustees. He also served as Chairman of the Stanford Real Estate Commission for a term of two years.

     Donald J. Malouf. Mr. Malouf has served as a director since March 2000 and as Secretary since April 2000. Since 1967, Mr. Malouf has been an attorney with the law firm of Malouf, Lynch, Jackson and Swinson, P.C. and its predecessors, where he has held various titles as an officer. Mr. Malouf has also been a Manager, Secretary and Vice President of Five States Energy, LLC and its related entities since 1995.

     Craig F. Sullivan. Mr. Sullivan has been a director since March 2000. Mr. Sullivan has been the President of Sullivan and Associates since March 1998. From March 1995 to March 1998, Mr. Sullivan was the Chief Financial Officer and Treasurer of Primadonna Resorts, Inc., a casino company. During that same time period, he also served on the Board of New York-New York Hotel Casino in Las Vegas. From 1990 until 1995, Mr. Sullivan was Treasurer for Aztar, a casino operating company. Since September 1998, Mr. Sullivan has been a director of Monarch Casino and Resort, Inc.

     Jerry L. Dauderman. Mr. Dauderman has served as a director since March 2000. He is currently a director of CT Realty, The Stowell Co. and CDFC, Inc. Mr. Dauderman is currently self-employed.

     Jess Ravich. Mr. Ravich was appointed to the board of directors by The Ravich Revocable Trust of 1989 effective March 17, 2000. He is the founder, Chairman and Chief Executive Officer of U.S. Bancorp Libra, the placement agent for our unit offering, for which he exercises ultimate supervision over all sales, trading and capital markets and corporate finance transactions. Prior to founding Libra Investments in 1991, Mr. Ravich was Executive Vice President of the fixed income department of Jefferies & Company, a Los Angeles based brokerage firm. Prior to Jefferies, Mr. Ravich was a Senior Vice President at Drexel Burnham Lambert. Mr. Ravich is a graduate of the Wharton School at the University of Pennsylvania, magna cum laude, and of Harvard Law School, magna cum laude, and editor of the Harvard Law Review. He serves on the board of directors of Cherokee, Inc., Communications Intelligence Corporation and numerous private corporations, and serves on the board of trustees of the Wharton School.

     At the present time no family relationship exists among any of the named directors and executive officers. No arrangement or understanding exists between any of these directors or officers and any other persons pursuant to which any director or executive officer was elected as a director or executive officer of the company. The directors of the company are elected annually and serve until their successors take office or until their death, resignation or removal. The executive officers serve at the pleasure of the board of directors of the company.

Board Recommendation

     The Board recommends a vote FOR the election of each of the six nominees for directors of the company.

Board of Directors

     Our bylaws provide that the number of our directors may be established by the board of directors but may not be fewer than two nor more than fifteen. Any vacancy may be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the directors then in office. Once elected, directors serve a one-year term or until their successors are duly elected and qualified. Holders of shares have no right to cumulative voting for the election of directors. At each annual meeting of shareholders, the holders of a majority of the issued and outstanding shares will be able to elect all of the directors. Directors may be removed by the affirmative vote of the holders of a majority of the issued and outstanding shares entitled to vote on such matters. So long as The Ravich Revocable Trust of 1989 owns shares of our series B preferred stock, Jess Ravich, acting in his capacity as trustee, is entitled to nominate one person for election as a director on our board of directors. The director designated by The Ravich Revocable Trust is subject to removal by The Ravich Revocable Trust.

Limited Liability and Indemnification

     Colorado law permits a Colorado corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its shareholders for monetary damages except for liability resulting from:

     o    a breach of a director's duty of loyalty to us or our shareholders;

     o acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     o violations of Section 7-108-403 of the Colorado Business Corporation Act; or

     o transactions from which a director directly or indirectly derived an improper benefit.

     Our articles of incorporation contain a provision which limits the liability of our directors and officers to the maximum extent permitted by Colorado law.

     In addition, our bylaws provide that we will, to the fullest extent permitted by Colorado law in effect from time to time, indemnify and hold harmless our officers and directors from and against all expense, liability and loss, including attorneys' fees, actually and reasonably incurred by them in connection with civil, criminal, administrative or investigative actions, suits or proceedings. The bylaws further provide that we may, by action of the board of directors, provide indemnification to our employees and agents with the same scope and effect as the indemnification of our officers and directors. We are permitted under the bylaws to purchase and maintain insurance and to advance expenses to directors and officers and others to cover the costs of defending a proceeding.

Employment Agreements

     As of the date of this proxy statement, we do not have any written employment agreements with any of our executive officers. However, we have agreed to pay Daniel P. Robinowitz an annual salary of $240,000, Timothy G. Rose an annual salary of $200,200, and Michael L. Armstrong an annual salary of $132,000, commencing March 2000.

Meetings and Committees of the Board

     The board of directors has a standing Audit Committee. The board of directors does not have a Compensation Committee or a Nominating Committee or any committee performing similar functions. During the fiscal year ended December 31, 2000, the board of directors met three times and the Audit Committee met twice. During the fiscal year ended December 31, 2000, all directors attended at least 75% of the meetings of the board of directors and the committees thereof on which they served.

     Messrs. Craig Sullivan, Jerry Dauderman and Donald Malouf are members of the Audit Committee. Mr. Sullivan acts as chairman of the Audit Committee. The Audit Committee's responsibilities include recommending to the board the selection of our independent auditors, reviewing the arrangements and the scope of the independent audit and reviewing all financial statements. Mr. Dauderman is "independent" as defined in the Nasdaq listing standards; however, Messrs. Sullivan and Malouf are not "independent" under those standards. The board of directors has not adopted a written charter for the Audit Committee; however, a written charter has been drafted and it is expected that it will be adopted by the board during the current fiscal year.

                               EXECUTIVE OFFICERS

     All officers, and some employees of our company and of Hyatt Gaming, which will manage the operations of our casino, must be determined suitable and licensed by the Colorado authorities. We cannot assure you that any or all of the necessary officers and employees will be deemed suitable for licensing. Subject to such approval, below are our executive officers, other than Messrs. Robinowitz and Malouf, each of whom is identified in the section entitled "Election of Directors," together with their respective ages as of the date of this proxy statement.

            Name              Age     Position
            ----              ---     --------

     Michael L. Armstrong     50      Executive Vice President, Chief Financial
                                      Officer, Treasurer and Assistant Secretary

     Timothy G. Rose          44      Executive Vice President -- Casino
                                      Operations and Development


     Michael L. Armstrong. Mr. Armstrong is our Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary. From December 1980 to March 2000, Mr. Armstrong was the Chief Financial Officer of Normandy, Inc. Mr. Armstrong was also the President and a director of Normandy, Inc. and the Vice President of each of Normandy, Inc.'s subsidiaries. Prior to joining Normandy, Inc., Mr. Armstrong worked at Deloitte & Touche for nine years. He is a Certified Public Accountant.

     Timothy G. Rose. Mr. Rose has been our Executive Vice President--Casino Operations and Development since July 1998. Mr. Rose has been President of R.O.I. Gaming, Inc., a gaming industry consulting firm, since June 1990. Between June 1996 and June 1998, Mr. Rose served as a Director of Coopers & Lybrand LLP's National Hospitality and Gaming Group in Las Vegas. Mr. Rose has 20 years of hospitality experience, including over 16 years of experience in the gaming industry. He worked for over ten years in the gaming industry in Atlantic City, New Jersey, including positions as Senior Vice President at Trump Castle Casino Resort from February 1989 through June 1990 and Vice President of Marketing at Trump Plaza Casino Hotel from February 1986 through January 1989.

                COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934, as amended, generally requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities ("10% owners") to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Directors and executive officers and 10% owners are required by Securities and Exchange Commission regulation to furnish us with copies of all Section 16(a) forms they file. Messrs. Robinowitz, Deal, Armstrong, Rose, Malouf, Sullivan and Dauderman and our 10% owners filed Forms 3 on October 31, 2000, one day after our registration statement was declared effective, and Mr. Ravich filed his Form 3 on February 12, 2001. To our knowledge, based solely on review of copies of such reports furnished to us and verbal representations made to us, all other required Section 16(a) filings applicable to our executive officers, directors and 10% owners were timely filed.

                     COMPENSATION OF OFFICERS AND DIRECTORS

     The following table sets forth information as to the compensation paid to our Chief Executive Officer and other executive officers who received compensation in excess of $100,000 for services rendered during the last three fiscal years. These three persons are referred to collectively as the "Named Executive Officers."

                                              Annual Compensation
                                              -------------------
                                                                                               Securities
    Name and                                                               Other Annual        Underlying
Principal Position             Year          Salary          Bonus         Compensation         Options
------------------             ----          ------          -----         ------------         -------
Daniel P. Robinowitz,          2000         $200,000           0                   0           25,000(1)
President and CEO              1999                0           0             545,440(2)             0
                               1998                0           0             545,440(2)             0

Michael L. Armstrong,          2000         $103,000           0                   0            7,500(3)
Exec. Vice President,          1999                0           0                   0            4,091(4)
CFO, Treasurer and             1998                0           0                   0            4,091(4)
Assistant Secretary

Timothy G. Rose,               2000         $156,217           0                   0           15,000(5)
Exec. Vice President--         1999         $182,500(6)        0                   0            6,429(4)
Casino Operations and          1998         $182,500(6)        0                   0            6,429(4)
Development
--------------------

(1)  These options will vest upon the happening of a certain event.

(2) These amounts were accrued by Windsor Woodmont, LLC and are included in the $2 million which was paid to Mr. Robinowitz in March 2000 by the payment of $300,000 in cash and $1.7 million of our series A preferred stock. See "Certain Relationships and Related Transactions."

(3)  Options vest 50% on April 14, 2001 and 50% on April 14, 2002.

(4) These amounts represent options to purchase shares of our common stock which are held of record by Windsor Woodmont, LLC, which options were granted by Windsor Woodmont, LLC as compensation for services rendered in connection with the project.

(5)  These options will vest at various times.

(6) The entire amount shown for 1998, plus $38,020 of the amount shown for 1999, was paid by Normandy, Inc., on behalf of Windsor Woodmont, LLC, for consulting services rendered by Mr. Rose and then billed to Windsor Woodmont, LLC as a job cost. Normandy, Inc. later converted the debt to shares of our common stock. The balance of $144,480 was paid to Mr. Rose in March 2000 out of the proceeds of our unit offering.


Option Grants in Last Fiscal Year

     The following table sets forth information concerning options granted during fiscal 2000 to the Named Executive Officers.


-------------------------------------------------------------------------------------------
                      Number of           % of Total Options
                      Securities          Granted to            Exercise      Expiration
      Name            Underlying Options  Employees in Fiscal     Price          Date
                      Granted             Year
-------------------------------------------------------------------------------------------
Daniel P. Robinowitz       25,000                 43.1%          $16.50      April 13, 2010
-------------------------------------------------------------------------------------------
Michael L. Armstrong        7,500                 12.9%          $16.50      April 13, 2010
-------------------------------------------------------------------------------------------
Timothy G. Rose            15,000                 25.9%          $16.50      April 13, 2010
-------------------------------------------------------------------------------------------

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

     The following table sets forth information concerning the number and value of shares acquired on the exercise of options and exercisable and unexercisable stock options at the end of fiscal 2000 for the Named Executive Officers.


--------------------------------------------------------------------------------------------------------------------
                 Shares Acquired                 Number of Securities Underlying   Value of Unexercised In-the-Money
      Name       on Exercise     Value Realized  Unexercised Options at Year End   Options at Year End
--------------------------------------------------------------------------------------------------------------------
                                                 Exercisable      Unexercisable    Exercisable       Unexercisable
--------------------------------------------------------------------------------------------------------------------
Daniel P.
Robinowitz               0               0               0            25,000            0                 (1)
--------------------------------------------------------------------------------------------------------------------
Michael L.
Armstrong                0               0               0             7,500            0                 (1)
--------------------------------------------------------------------------------------------------------------------
Timothy G. Rose          0               0               0            15,000            0                 (1)
--------------------------------------------------------------------------------------------------------------------

------------------

(1) We are unable to determine the value of the options because there is no trading market for our common stock.

Compensation of Directors

     Directors receive no cash compensation for serving as directors. All directors are reimbursed for travel and other expenses incurred in connection with attending board meetings. In April 2000, the board of directors granted to each director, with the exception of Mr. Robinowitz, options to purchase 10,000 shares of our common stock to vest 25% on April 14, 2000 and 25% on each April 14 thereafter until 2003. In addition, Mr. Sullivan was paid an aggregate of $283,785 during fiscal 2000 for services rendered to the company and to Windsor Woodmont LLC.

Option Plan

     On April 14, 2000, our board of directors approved the 2000 Stock Incentive Plan of Windsor Woodmont Black Hawk Resort Corp. which provides for the grant of options to purchase an aggregate of not more than 150,000 shares of our common stock. The purpose of the plan is to promote our long-term growth and profitability by providing key people with incentives to improve stockholder value and contribute to our growth and financial success and by enabling us to attract, retain and reward the best-available persons.

     The plan provides for the granting of both incentive stock options qualifying under Section 422 of the Internal Revenue Code of 1986 and nonqualified stock options, stock appreciation rights, restricted or unrestricted stock awards, phantom stock and performance awards. Awards of incentive stock options under the plan are limited to employees and must have an exercise price at least equal to the fair market value of our common stock at the date of grant, but nonqualified stock options may have an exercise price less than fair market value.

     The plan will be administered by the board of directors or by a committee appointed by the board of directors which determines the persons to be granted options under the plan, the number of shares subject to each option, the exercise price of each option and the option period.

     The plan was approved by the shareholders in August 2000.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Development Services and Success Fees

     Upon closing of our unit offering, we paid Daniel P. Robinowitz $2.0 million for past salaries and other project development costs, including reimbursement of expenses, incurred in connection with the development of our casino. His services included:

     o    site selection;
     o    market analysis;
     o    product concept design;
     o    preparation of feasibility studies;
     o interviewing, selecting and coordinating all consultants, including architects, engineers, a general contractor, an excavation contractor, a project manager, a construction manager, attorneys, investment bankers, accountants and other consultants;
     o    obtaining necessary governmental approvals;
     o    negotiating necessary contracts with Hyatt Gaming; and
     o    structuring and raising necessary debt and equity financing.

     Such sums were paid to Mr. Robinowitz in the form of $300,000 in cash and $1.7 million of our series A preferred stock.

     In addition, we have agreed to pay Mr. Robinowitz a success fee of up to $0.8 million. The payment of the success fee to Mr. Robinowitz will be deferred until the construction of the project is complete and the casino is open, and will only be due if there are funds remaining in the completion reserve accounts after all construction and other project costs have been paid.

     We have also paid a success fee in the amount of $250,000 for Timothy Rose's services. This amount was paid upon the closing of the unit offering in March 2000.

Loans and Conversions

     Jerry L. Dauderman loaned Windsor Woodmont, LLC an aggregate of $1.6 million to fund land acquisition and project costs. In January 2000, Mr. Dauderman agreed to convert the principal amount of such loan into 78,792 shares of our common stock, and agreed to waive any interest owed to him under such loan. Mr. Dauderman is one of our directors.

     Paul Steelman loaned Windsor Woodmont, LLC an aggregate of $950,000 to fund land acquisitions and project costs. In January 2000, Mr. Steelman agreed to convert the principal amount of the loan into 46,783 shares of our common stock, and agreed to waive any interest owed to him under such loan. Mr. Steelman is a principal and a shareholder in Steelman, Ltd., our architect.

     Patricia Deal loaned Windsor Woodmont, LLC an aggregate of $265,000 to fund land acquisition and project costs. In January 2000, Ms. Deal agreed to convert the principal amount of that loan into 16,061 shares of our common stock, and agreed to waive any interest owed to her under the loan. Ms. Deal is a member of Windsor Woodmont, LLC and a Vice President and a director of Normandy, Inc., one of our other shareholders. In addition, Ms. Deal is married to Irving C. Deal, our Vice Chairman of the Board.

     Normandy, Inc. loaned Windsor Woodmont, LLC an aggregate of $3.2 million to fund land acquisition and project costs. In January 2000, Normandy, Inc. agreed to convert the principal amount of that loan into 157,584 shares of our common stock, and agreed to waive any interest owed to it under the loan. Normandy, Inc. is a member of Windsor Woodmont, LLC. Irving C. Deal, our Vice Chairman of the Board, is the Chairman of the Board and Chief Executive Officer of Normandy, Inc.

     In September 1997, Windsor Woodmont, LLC entered into a promissory note in the amount of $5,400,000 with Kennedy Funding, Inc. and Anglo American Financial. Irving Deal and Daniel Robinowitz provided a guarantee of this promissory note. No consideration was paid to either Mr. Deal or Mr. Robinowitz in connection with the guarantee. This debt was paid off with the net proceeds from our unit offering.

Settlement Agreement with Our Architect

     Windsor Woodmont, LLC entered into a settlement agreement, dated January 31, 2000, with Steelman, Ltd. and Mr. Paul Steelman in connection with the lien and notice of lis pendens that Mr. Steelman had placed against the hotel/casino complex when construction first commenced in 1998. The settlement agreement resolves issues relating to Steelman, Ltd.'s interests under a deed of trust and assignment of rents, leases and leasehold interests made at that time. Pursuant to this settlement agreement, the lien, the lis pendens, and Steelman, Ltd.'s interest in the assignment of rents, leases and leasehold interests were resolved and Steelman, Ltd.'s interest in the deed of trust was reconveyed. As a condition of the settlement agreement, Mr. Steelman received cash in the amount of approximately $1.6 million and 12,000 shares of our series A preferred stock having a value of $1.2 million, concurrently with the closing of our unit offering.

Consulting Arrangements

     Windsor Woodmont, LLC has granted Craig F. Sullivan, one of our directors, options to purchase 10,000 shares of our common stock held of record by the LLC and in March 2000, we paid $150,000 from the net proceeds of our unit offering to Mr. Sullivan for consulting services he provided to us and to Windsor Woodmont, LLC in connection with the project. In addition, in April 2000, we paid Mr. Sullivan $50,000 for services rendered in connection with the unit offering. Since April 2000, we have paid Mr. Sullivan an additional $83,785 for finance consulting services. In addition, Mr. Sullivan may become entitled to a fee in the event that the company obtains furniture, fixtures and equipment financing from a source to which the company was introduced by Mr. Sullivan; however, the payment of that fee would be subject to certain contingencies.

     In April 2000, we paid $47,250 to Donald J. Malouf, our Secretary and one of our directors, from the net proceeds of our unit offering, for services rendered in connection with the offering. Since April 2000, we have paid Mr. Malouf an additional $20,091 for legal and professional services.

     Timothy G. Rose has provided consulting services to us and to Windsor Woodmont, LLC since September 1997 in connection with the project. Total consideration owed to Mr. Rose for providing the consulting services, together with a success fee in the amount of $250,000, was $736,000. Of this amount, approximately $421,000, which includes the entire amount of the success fee, was paid in March 2000 from the net proceeds of our unit offering. The balance of $315,000 was paid to Mr. Rose by Normandy, Inc. which then billed the amounts to Windsor Woodmont, LLC as a job cost. The debt was later converted to shares of our common stock as part of the loan disclosed under "-- Loans and Conversions," above.

Transactions with Our Placement Agent and its Affiliates

     Jess Ravich, one of our directors, is the founder, Chairman and Chief Executive Officer of U.S. Bancorp Libra, the placement agent for our unit offering. In conjunction with the offering, we paid U.S. Bancorp Libra a placement fee in the amount of $3,500,000 and warrants to purchase 80,031 shares of our common stock at $0.01 per share, exercisable until March 15, 2010. In addition, U.S. Bancorp Libra, or its affiliates, purchased 6,000 shares of our series B preferred stock for a purchase price of $100 per share, and warrants to purchase 51,412 shares of our common stock at $0.01 per share, exercisable until March 15, 2010.

                                   PROPOSAL 2

                            SELECTION OF ACCOUNTANTS

     Effective as of May 31, 2000, the company dismissed the accounting firm of Pricewaterhouse Coopers LLP, as its principal independent accountant. The financial statements of Windsor Woodmont LLC at December 31, 1999, 1998 and 1997 and for each of the two years in the period ended December 31, 1999, the period from July 17, 1997 (inception) through December 31, 1997 and the period from July 17, 1997 (inception) through December 31, 1999 were prepared assuming that the company will continue as a going concern. During the last two fiscal years, there were not any disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. Further, there were no events of the type listed in paragraphs (A) through (D) of Item 304(a)(v) of Regulation S-K that would require us to provide further information.

     On May 31, 2000, the company engaged Arthur Andersen LLP as its new principal independent accountant to audit its financial statements and Arthur Andersen LLP re-audited the company's financial statements and those of Windsor Woodmont LLC at December 31, 1999, 1998 and 1997 and for the fiscal years ended December 31, 1999. Arthur Andersen's report did not contain a going concern qualification because the company completed its $100 million financing in March 2000 and Arthur Andersen's audit report is dated June 30, 2000. Neither the company nor anyone on its behalf has consulted Arthur Andersen LLP regarding the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on the company's financial statements.

     The board of directors has selected Arthur Andersen LLP as the independent public accountants of the company for the fiscal year ending December 31, 2001, and has further directed that the company submit the selection of the independent public accountants for ratification by the shareholders at the Annual Meeting of Shareholders. A representative of Arthur Andersen LLP is expected to be present at the annual meeting with the opportunity to make a statement and be available to respond to appropriate questions.

     Unless otherwise directed by shareholders, the proxy holders will vote all shares represented by proxies held by them to ratify the selection of Arthur Andersen LLP as the independent public accountants of the company for the fiscal year ending December 31, 2001.

Board Recommendation

     The Board recommends a vote FOR the ratification of the selection of Arthur Andersen LLP as the independent public accountants of the company for the fiscal year ending December 31, 2001.

Audit Committee Report(1)

     The Audit Committee has reviewed and discussed with management the company's audited consolidated financial statements as of and for the year ended December 31, 2000.

     The Audit Committee has also discussed with Arthur Andersen LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

     The Audit Committee has received and reviewed the written disclosures and the letter from Arthur Andersen LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and has discussed with Arthur Andersen LLP their independence.

     Based on the reviews and discussions referred to above, the Audit Committee has recommended to the board of directors that the audited consolidated financial statements referred to above be included in the company's Annual Report on Form 10-KSB for the year ended December 31, 2000 filed with the Securities and Exchange Commission.

                                       AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

                                       Craig Sullivan, Chairman
                                       Jerry Dauderman
                                       Donald Malouf

------------
(1) The material in this report is not soliciting material, is not deemed filed with the SEC, and is not incorporated by reference in any filing of the company under the Securities Act or the Exchange Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filing.


Fees Paid to the Independent Auditors

Audit Fees

     The aggregate fees billed by Arthur Andersen LLP for professional services rendered for the audit of the company's annual consolidated financial statements for the year ended December 31, 2000 and the reviews of the unaudited interim financial statements included in the company's Form 10-Q's for the year ended December 31, 2000 ("Audit Services") were $75,000.

Financial Information Systems Design and Implementation Fees

     Arthur Andersen LLP did not perform any professional services with respect to financial information systems design and implementation for the year ended December 31, 2000 ("Technology Services").

All Other Fees

     The aggregate fees billed by Arthur Andersen LLP for professional services other than Audit Services for the year ended December 31, 2000 were $65,000.

                                     GENERAL

Other Matters

     The board of directors does not know of any matters that are to be presented at the Annual Meeting of Shareholders other than those stated in the Notice of Annual Meeting and referred to in this Proxy Statement. If any other matters should properly come before the meeting, it is intended that the proxies in the accompanying form will be voted as the persons named therein may determine in their discretion.

April 24, 2001                               By Order of the Board of Directors


                                             /s/ Daniel P. Robinowitz
                                             ------------------------
                                             Daniel P. Robinowitz, President